UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2022 (February 18, 2022)

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

CytoDyn Inc., a Delaware corporation (the “Company”), is providing this disclosure under Item 3.02 because, as of March 18, 2022, its unregistered sales of equity securities, in the aggregate, exceeded 1% of the shares of its common stock, par value $0.001 per share (the “Common Stock”), outstanding as of February 17, 2022, the date of its last report under Item 3.02.

Exchange of Convertible Promissory Note for Shares of Common Stock

On February 18, 2022, the Company and the holder of its secured convertible promissory note issued April 2, 2021 (the “April 2 Note”), in partial satisfaction of the April 2 Note, entered into an exchange agreement pursuant to which the April 2 Note was partitioned into a new note (the “February 18 Partitioned Note”) with a principal amount of approximately $3.2 million. The outstanding balance of the April 2 Note was reduced by the February 18 Partitioned Note. The Company and the investor exchanged the February 18 Partitioned Note for approximately 7.0 million shares of common stock.

The Company relied on the exemption from registration afforded by Section 3(a)(9) of the Securities Act of 1933, as amended, for the exchange transaction described above.

Private Placement of Common Stock and Warrants

On March 18, 2022, the Company issued to an accredited investor in a private placement a total of 2,500,000 shares of Common Stock, together with warrants to purchase a total of 1,250,000 shares of Common Stock at an exercise price of $0.40 per share. The warrants have a five-year term and are immediately exercisable. The securities were issued with a combined purchase price of $0.40 per fixed combination of one share of Common Stock and one-half of one warrant to purchase one share of Common Stock, for total gross proceeds to the Company of $1,000,000. In connection with and as additional consideration for the purchase, the Company agreed with the investor to issue an additional 1,114,641 shares of Common Stock, effectively lowering the purchase price of 800,000 shares plus related warrants previously purchased by the investors to $0.45 per unit and 1,363,636 shares plus related warrants previously purchased by the investors to $1.00 per unit, and to replace warrants previously issued to purchase a total of 240,000 shares at an exercise price of $1.00 per share with warrants to purchase 400,000 shares at an exercise price of $0.45 per share, and to replace warrants previously issued to purchase a total of 340,909 shares at an exercise price of $1.10 per share with warrants to purchase 450,000 shares at an exercise price of $1.00 per share. Additionally, the Company agreed with the investor and a related investor to replace warrants previously issued to purchase a total of 389,875 shares at an exercise price of $1.00 per share with warrants to purchase 467,850 shares at an exercise price of $1.00 per share. The subscription agreement with the investor also provides that, by June 14, 2022, the Company will use commercially reasonable efforts to file a Registration Statement on Form S-3 with the SEC that is intended to register for resale the shares purchased by the investors, as well as the shares underlying the related warrants.

The subscription agreement, other than as modified to reflect the terms described above and to update the representations, warranties and other information regarding the Company included therein, was substantially similar to the form of subscription agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 23, 2021. The warrants, other than as described above, were substantially similar to the form of warrant filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 7, 2021. The foregoing summary of the terms of the subscription agreements and warrants is subject to, and qualified in its entirety by, such documents.

The representations, warranties and covenants contained in the subscription agreements were made solely for the benefit of the parties to the subscription agreements. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the subscription agreements and not as statements of fact, and (ii) may apply standards of materiality that are different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the subscription agreements generally do not provide investors with other factual information regarding the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of each subscription agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

The Company relied on the exemption from registration afforded by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act in connection with the sales of securities to accredited investors in the private placement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: March 24, 2022	By:	/s/ Antonio Migliarese
Antonio Migliarese Chief Financial Officer